CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated May 11, 2006 on the financials statements and financial highlights of the Touchstone Strategic Trust, in Post-Effective Amendment Number 62 to the Registration Statement (Form N-1A, No. 2-80859), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2006, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP


Cincinnati, Ohio
July 27, 2006